Exhibit 10.1

January 4, 2005

Mr. Peter C. Spellar
13024 Gordon Circle
Hagerstown, MD 21742

Dear Peter:

On behalf of YORK International Corporation, I am pleased to confirm your position as Senior Corporate Vice President – Strategy, Technology and Market Competitiveness effective February 1, 2005, reporting to me.

Your base salary will be $324,800 annually effective February 1, 2005, commensurate with a reduction in your work schedule to 70% of full-time. You will continue to participate in the Senior Management Incentive Plan at a 50% target level, the Mid-Term (3-Year) Plan at an 80% target level and stock option/grant program. You will also continue to be eligible to participate in the Management Stock Purchase Program, Executive Deferred Compensation Plan, Executive Physical Program, and Financial Planning Program.

All expatriate benefits will cease effective February 1, 2005. However, you will be provided tax preparation assistance for 2004 and 2005. York will pay to move your furniture and household goods back to the U.S. from London, or out of storage from your move over to London. In light of your part-time schedule and continued travel to support the Middle East and India, York recognizes that you will reside in Hagerstown, MD rather than York, PA. As such, York will pay half of your overnight accommodation costs in York, PA up to two nights per week.

You will participate in YORK’s FlexChoice Group Health and Welfare Benefits Program, as well as continue to be eligible to participate in the Employee Stock Purchase Plan. You will continue to be a participant in the Supplemental Executive Retirement Plan and your Employment Agreement, dated December 31, 2003, will remain in full force and effect. In addition, the employment of each individual is subject to the normal policies and practices of the Company and its benefit plan, as they may be revised from time to time.

You agree and acknowledge that no provision(s) contained in this letter is intended to be or will be construed as in violation of any of the terms and conditions of your Employment Agreement.

Please call me at (717) 771-6183 if you have any questions. Enclosed are two (2) original copies of this offer. Please return one signed copy to Jeff Gard for our records and retain one for your records.

Sincerely,

/s/ C. David Myers C. David Myers President & CEO	/s/ Peter C. Spellar Peter C. Spellar	January 4, 2005 Date